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                                                                   EXHIBIT 99.1
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FOR IMMEDIATE RELEASE:
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Media Contact:                Curt Ritter, 212-492-8989

                              critter@wpcarey.com

Investor Contact:             Susan Hyde, 212-492-1151

                               shyde@wpcarey.com

                      W. P. CAREY ANNOUNCES APPOINTMENT OF
                            NEW INDEPENDENT DIRECTOR

  Former Head of the Bond and Corporate Finance Department of the John Hancock
           Mutual Life Insurance Company To Join W. P. Carey's Board

     NEW YORK, NY, December 11, 2002 -- The Board of Directors of investment firm W. P. Carey & Co. LLC (NYSE: WPC) announced today the appointment of Nathaniel S. Coolidge to serve as an independent director of the Company. Mr. Coolidge will also serve as Chairman of the Company's Audit Committee and continue to serve as a member of W. P. Carey's Independent Investment Committee, which must approve all acquisitions before an investment can be made. W. P. Carey's Board is comprised of eight directors, three of which are management directors and five are outside directors. Mr. Coolidge previously served as Senior Vice President and Head of the Bond and Corporate Finance Department of the John Hancock Mutual Life Insurance Company, where his responsibilities included overseeing its entire portfolio of fixed income investments. During his tenure, Hancock was judged to have had the best performance among its peer institutions. A graduate of Harvard University, Mr. Coolidge also served as a U.S. naval officer. "We believe that our fiduciary responsibility to our investors is fundamental to our continued success. Today's appointment of Nat by the Board to serve as an independent voice for our investors will ensure that we continue to meet these responsibilities. As a member of our Independent Investment Committee for the past three years, Nat has played an important role in determining where our shareholders' equity should be invested. I look forward to working with Nat in the future and congratulate him on his appointment."


                                     -more-
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     Founded in 1973, W. P. Carey & Co. LLC provides financing to companies around the world through the net lease or sale-leaseback financing structure. The firm and its affiliates continue to be leading lessors of net leased corporate real estate. As of November 30, 2002, W. P. Carey & Co. LLC, the largest publicly traded limited liability company, and its four publicly held non-traded real estate investment trusts (REITs), Carey Institutional Properties (CIP(R))and Corporate Property Associates (CPA(R)) -- CPA(R):12, CPA(R):14, CPA(R):15 -- had a diversified portfolio, which includes 490 properties throughout the U.S. and Europe comprising of more than 60 million-square-feet.

     For further information about W. P. Carey's financing services and investment products visit our website at www.wpcarey.com.


     THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. A NUMBER OF FACTORS COULD CAUSE THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENT TO DIFFER MATERIALLY FROM THOSE ANTICIPATED. AMONG THOSE RISKS, TRENDS AND UNCERTAINTIES ARE THE GENERAL ECONOMIC CLIMATE; THE SUPPLY OF AND DEMAND FOR OFFICE AND INDUSTRIAL PROPERTIES; INTEREST RATE LEVELS; THE AVAILABILITY OF FINANCING; AND OTHER RISKS ASSOCIATED WITH THE ACQUISITION AND OWNERSHIP OF PROPERTIES, INCLUDING RISKS THAT THE TENANTS WILL NOT PAY RENT, OR THAT COSTS MAY BE GREATER THAN ANTICIPATED. FOR FURTHER INFORMATION ON FACTORS THAT COULD IMPACT THE COMPANY, REFERENCE IS MADE TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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